            , 2011

JPMorgan Trust I

270 Park Avenue

New York, NY 10017

Dear Sirs:

JPMorgan Funds Management, Inc. and JPMorgan Distribution Services, Inc. (collectively, “J.P. Morgan Service Providers”) hereby agree to waive fees and/or expenses owed to each J.P. Morgan Service Provider or to reimburse each Fund listed on Schedule A for the time periods so indicated. The J.P. Morgan Service Providers will waive fees or reimburse to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend expenses on securities sold short, interest, taxes, extraordinary expenses and expenses related to the J.P. Morgan Funds’ Board of Trustees deferred compensation plan.

The J.P. Morgan Service Providers understand and intend that the Funds will rely on this agreement in preparing and filing their registration statements on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Funds to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

JPMorgan Funds Management, Inc.

JPMorgan Distribution Services, Inc.

By:

Accepted by:

JPMorgan Trust I

By:

1

SCHEDULE A

Fund Name	Class	Fiscal Year End	Expense Cap	Expense Cap Period End
Security Capital U.S Core Real Estate Fund	Class A	December 31	1.18%	, 2012
	Class C		1.68%
	Select		0.93%
	Class R2		1.43%
	Class R5		0.73%
	Class R6		0.68%

2